SEPARATION AND DISTRIBUTION AGREEMENT




                               BY AND BETWEEN


                        DESERT HEALTH PRODUCTS, INC.


                                     AND


                                ROYAL PHOENIX





                                 DATED AS OF


                              October 18, 2000

                              TABLE OF CONTENTS

ARTICLE 1
               DEFINITIONS                                      1

     1.1       Action                                           1

     1.2       Affiliate                                        1

     1.3       Ancillary Agreements                             1

     1.4       Consents                                         2

     1.5       Contingent Gain                                  2

     1.6       Contingent Liability                             2

     1.7       Distribution Date                                2

     1.8       Form 10SB                                        2

     1.9       Governmental Approvals                           2

     1.10      Governmental Authority                           2

     1.11      Interest                                         3

     1.12      Liabilities                                      3

     1.13      Person                                           3

     1.14      Policies                                         3

     1.15      Privileges                                       3

     1.16      Privileged Information                           3

     1.17      Desert Health Business                           4

     1.18      DHPI Common Stock                                4

     1.19      DHPI Group                                       4

     1.20      DHPI Policies                                    4

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     1.21      Record Date                                      4

     1.22      Related Entity                                   4

     1.23      Security Interest                                4

     1.24      RP Assets                                        4

     1.25      RP Business                                      4

     1.26      RP Group                                         4

     1.27      RP Operating Assets                              4

     1.28      RP Policies                                      5

     1.29      Subsidiary                                       5

ARTICLE 2
               THE SEPARATION                                   5

     2.1       Transfer of Assets and Assumption of Liabilities 5

     2.2       RP Assets                                        6

     2.3       RP Liabilities                                   6

     2.4       Termination Of Agreements                        8

     2.5       Disclaimer Of Representations And Warranties     8

     2.6       Governmental Approvals And Consents; Deferred Transfers     8

     2.7       Assignment Of Assumed RP Liabilities             9

     2.8       DHPI Consideration;                             10

ARTICLE 3
               THE DISTRIBUTION                                10

     3.1       The Distribution                                10

     3.2       Actions Prior To The Distribution               10

     3.3       Conditions To Distribution                      11

     3.4       Fractional Shares                               12

ARTICLE 4
               INDEMNIFICATION                                 12

     4.1       Indemnification By RP                           12

     4.2       Indemnification By DHPI                         12

               4.3Indemnification Obligations Net Of Insurance Proceeds And
               Other Amounts                                   13

     4.4       Procedures For Indemnification Of Third Party Claims   14

     4.5       Additional Matters                              15

     4.6       Survival Of Indemnities                         16

ARTICLE 5
               CERTAIN COVENANTS AND OTHER AGREEMENTS OF THE PARTIES  16

     5.1       Restriction on Employee Solicitation or Hiring  16

     5.2       Competition                                     16

     5.3       Management of Interests                         16

     5.4       Investment Company Act                          16

ARTICLE 6
               CONFIDENTIALITY                                 17

     6.1       Confidentiality                                 17

     6.2       Protective Arrangements                         18

ARTICLE 7      ACCESS TO INFORMATION AND SERVICES              18

     7.1       Provision of Corporate Records                  18

     7.2       Access to Information                           19

     7.3       Production of Witnesses                         19

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     7.4       Reimbursement                                   19

     7.5       Retention of Records                            19

     7.6       Privileged Matters                              20

ARTICLE 8      INSURANCE                                       21

     8.1       Policies and Rights Included Within the RP Assets21

     8.2       Post-Distribution Date Claims                   22

ARTICLE 9
               ARBITRATION; DISPUTE RESOLUTION                 22

     9.1       Disputes                                        22

     9.2       Alternative Dispute Resolution                  22

     9.3       Arbitration Procedure                           23

     9.4       Confidentiality                                 25

ARTICLE 10
               FURTHER ASSURANCES                              25

     10.1      Further Assurances                              25

ARTICLE 11
               TERMINATION                                     26

     11.1      Termination By Mutual Consent                   26

ARTICLE 12
               MISCELLANEOUS                                   26

     12.1      Counterparts; Entire Agreement                  26

     12.2      Governing Law                                   27

     12.3      Assignability                                   27

     12.4      Third Party Beneficiaries                       27

     12.5      Notices                                         27

     12.6      Severability                                    28

     12.7      Publicity                                       28

     12.8      Expenses                                        28

     12.9      Headings                                        28

     12.10     Survival Of Covenants                           28

     12.11     Waivers Of Default                              28

     12.12     Specific Performance                            29

     12.13     Amendments                                      29

     12.14     Interpretation                                  29

     12.15     Legal Counsel                                   29

                    SEPARATION AND DISTRIBUTION AGREEMENT


      THIS SEPARATION AND DISTRIBUTION AGREEMENT (including all exhibits and schedules hereto, the "Agreement"), dated as of October 18, 2000, is by and between DESERT HEALTH PRODUCTS, INC. ("DHPI") and ROYAL PHOENIX ("RP"). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in Article 1 hereof.

     WHEREAS, the Board of Directors of DHPI has determined that it is in the best interests of DHPI and its stockholders to transfer the RP Assets to RP and to cause RP to assume the RP Liabilities, all as more fully described in this Agreement and the Ancillary Agreements (the "Separation");

     WHEREAS, the Board of Directors of DHPI has further determined that it is appropriate and desirable, on the terms and conditions contemplated hereby, for DHPI to distribute to holders of shares of DHPI Common Stock all of the outstanding shares of common stock, $0.001 par value (the "RP Common Stock"), owned directly or indirectly by DHPI (the "Distribution"); and

      WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of DHPI and RP following the Distribution.

      NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

                                  ARTICLE 1

                                 DEFINITIONS

      For the purpose of this Agreement the following terms shall have the following meanings:

      1.1 ACTION means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

      1.2 AFFILIATE of any Person means a Person that controls, is controlled by, or is under common control with such Person. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

     1.3 ANCILLARY AGREEMENTS means the License, Manufacture and Distribution Agreement entered into between RP and DHPI pertaining to DHPI's intention to provide manufacturing, shipping, credit card processing and, any amendments and/or assignments related thereto.

      1.4 CONSENTS means any consents, waivers or approvals from, or notification requirements to, any third parties.

      1.5 CONTINGENT GAIN means any claim or other right of DHPI or RP or any of their respective Affiliates, whenever arising, against any Person other than DHPI, RP or any of their respective Affiliates, if and to the extent that (i) such claim or right has accrued as of the Distribution Date (based on then existing law) and (ii) the existence or scope of the obligation of such other Person as of the Distribution Date was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Distribution Date or as a result of the failure of such claim or other right to have been discovered or asserted as of the Distribution Date. A claim  or  right  meeting  the foregoing definition  shall  be  considered  a
Contingent Gain regardless of whether there was any Action pending, threatened or contemplated as of the Distribution Date with respect thereto.

     1.6 CONTINGENT LIABILITY means any Liability, other than Liabilities for Taxes, of DHPI, RP or any of their respective Affiliates, whenever arising, to any Person other than DHPI, RP or any of their respective Affiliates, if and to the extent that (i) such Liability has accrued as of the Distribution Date (based on then existing law) and (ii) the existence or scope of the obligation of DHPI, RP or any of their respective Affiliates as of the Distribution Date with respect to such Liability was not acknowledged, fixed or determined in any material respect, due to a dispute or other uncertainty as of the Distribution Date or as a result of the failure of such Liability to have been discovered or asserted as of the Distribution Date (it being understood that the existence of a litigation or other reserve with respect to any Liability shall not be sufficient for such Liability to be considered acknowledged, fixed or determined).

     1.7 DISTRIBUTION DATE means the date on which the Distribution to the DHPI stockholders is effective.

     1.8 FORM 10SB means the Registration Statement on Form 10SB to be filed by RP with the Securities and Exchange Commission (the "Commission") relating to the RP Common Stock.

      1.9  GOVERNMENTAL APPROVALS means any notices, reports or other filings
to   be   made,  or  any  consents,  registrations,  approvals,  permits   or
authorizations to be obtained from, any Governmental Authority.

      1.10 GOVERNMENTAL AUTHORITY shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

      1.11 INTEREST in any Person, as used in Sections 5.1, 5.4 and 5.7 only, means any loan or advance in excess of $10,000, in aggregate, to such Person, any purchase or other acquisition of a material portion of the assets of such Person or of a business unit of such Person, or any purchase or other acquisition of any capital stock or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person, including, without limitation, any arrangements pursuant to which a Person guarantees, directly or indirectly in any manner, any indebtedness in excess of $10,000, in aggregate, of such Person.

      1.12 LIABILITIES means any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses (including allocated costs of in-house counsel and other personnel), whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any Governmental Authority or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person.

      1.13 PERSON means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

      1.14 POLICIES means insurance policies and insurance contracts of any kind relating to the RP Business or the DHPI Business as conducted prior to the Distribution Date, including without limitation primary and excess policies, comprehensive general liability policies, automobile and workers' compensation insurance policies, and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

      1.15 PRIVILEGES means all privileges that may be asserted under applicable law, including, without limitation, privileges arising under or relating to the attorney-client relationship (including but not limited to the attorney-client and work product privileges), the accountant-client privilege, and privileges relating to internal evaluative processes.

      1.16 PRIVILEGED INFORMATION means all Information as to which DHPI, RP or any of their Subsidiaries are entitled to assert the protection of a Privilege.

      1.17 DHPI BUSINESS means the collective business of DHPI, excluding the RP Business.

      1.18 DHPI COMMON STOCK means the Common Stock, $0.0001 par value per share, of DHPI.

     1.19 DHPI GROUP means DHPI and each Person (other than any member of the RP Group) that is an Affiliate of DHPI immediately after the Distribution Date.

     1.20 DHPI POLICIES means all Policies, current or past, which are owned or maintained by or on behalf of DHPI (or any of its predecessors) which relate to the DHPI Business but do not relate to the RP Business.

      1.21 RECORD DATE means the close of business on the date to be determined by the DHPI Board of Directors as the record date for determining stockholders of DHPI entitled to receive shares of RP Common Stock in the Distribution.

      1.22  RELATED  ENTITY  means any Person (i) in which  RP,  directly  or indirectly through one or more intermediaries, holds an interest of ten percent (10%) or more of the aggregate issued and outstanding ownership interests of such Person, (ii) that RP or an Affiliate of RP, by means of a reseller agreement, management contract, debt financing agreement or otherwise, has the ability to substantially influence the management and control of such Person, or (iii) that is an Affiliate of RP.

      1.23 SECURITY INTEREST means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

     1.24 RP ASSETS has the definition set forth in Section 2.2.

     1.25 RP BUSINESS means the business of operating RP Operating Assets.

      1.26 RP GROUP means RP and each Person (other than any member of the DHPI Group) that is an Affiliate of RP immediately after the Distribution Date

      1.27 RP OPERATING ASSETS means all of DHPI's right, title and interest in and to; the License, Manufacture and Distribution Agreement entered into between RP and DHPI pertaining to DHPI's intention to provide manufacturing, shipping, credit card processing and, any amendments and/or assignments related thereto.

     1.28 RP POLICIES means all Policies, current or past, which are owned or maintained by or on behalf of DHPI or any of its Affiliates or predecessors, which relate to the RP Business but do not relate to the DHPI Business and which Policies are either maintained by the DHPI Group or assignable to the RP Group.

       1.29 SUBSIDIARY of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries; provided, however that no Person that is not directly or indirectly wholly owned by any other Person shall be a Subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.


                                  ARTICLE 2

                               THE SEPARATION

     2.1  TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES.

           (a) DHPI hereby assigns, transfers, conveys and delivers to RP, and agrees to cause its applicable Subsidiaries to assign, transfer, convey and deliver to RP, and RP hereby accepts from DHPI and its respective Subsidiaries, all of DHPI's and its applicable Subsidiaries' respective right, title and interest in and to the RP Assets (as defined in Section 2.2 below).

          (b) RP hereby assumes and agrees to faithfully perform and fulfill all RP Liabilities (as defined in Section 2.3), in accordance with their respective terms. Notwithstanding the foregoing, RP shall not assume any Liability attributable to the failure of DHPI or its officers, directors, employees, agents, Subsidiaries or Affiliates to perform DHPI's obligations to RP pursuant to this Agreement or the Ancillary Agreements.

           (c) In the event that at any time or from time to time (whether prior to or after the Distribution Date) any party hereto (or any member of the DHPI Group or RP Group, as applicable), shall receive or otherwise possess an asset that is allocated to any other Person pursuant to this Agreement or any Ancillary Agreement, such party shall promptly transfer or cause to be transferred, such asset to such Person so entitled thereto. Prior to such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for such other Person. In the event that at any time or from time to time (whether prior to or after the Distribution Date) any party hereto or any member of the DHPI Group or RP Group, as applicable, shall hold or otherwise possess any information or otherwise be required to cooperate to allow a Person to avoid a Liability assumed pursuant to this Agreement or any Ancillary Agreement, such Person shall, to the extent reasonable, promptly provide such information and/or cooperation and/or cause such information or cooperation to be provided to the Person so entitled thereto.

          (d) In furtherance of the assignment, transfer and conveyance of RP Assets and the assumption of RP Liabilities set forth in Section 2.1 (a) and (b), simultaneously with the execution and delivery hereof or as promptly as practicable thereafter, (i) DHPI shall execute and deliver, and shall cause its Subsidiaries to execute and deliver, such bills of sale, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of DHPI's and its respective Subsidiaries' right, title and interest in and to the RP Assets to RP and (ii) RP shall execute and deliver, to DHPI and its respective Subsidiaries such bills of sale, stock powers, certificates of title, assumptions of contracts, indemnity agreements and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the RP Liabilities by RP.

     2.2  RP ASSETS.

(a) For the purpose of this Agreement, "RP Assets" shall mean (i) the name Royal Phoenix and the vitamin formualtions set forth in the License, Manufacture and Distribution Agreement dated October 18, 2000; and (ii) any and all Contingent Gains primarily relating to the RP Business or expressly assigned to RP pursuant to this Agreement or any Ancillary Agreement.

     Notwithstanding the foregoing, RP Assets shall not include any of the following assets (the "Excluded Assets"):

           (i) any and all assets of DHPI except as may be expressly transferred to RP pursuant to this Agreement or the Ancillary Agreements (or the Schedules or Exhibits hereto or thereto).

     2.3  RP LIABILITIES.

     (a)  For the purposes of this Agreement, "RP Liabilities" shall  mean:

          (i)  the Liabilities listed on Schedules B-1 hereto;

           (ii) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the schedules hereto or thereto) as Liabilities to be assumed by RP, and all agreements, obligations and Liabilities of any member of the RP Group under this Agreement or any of the Ancillary Agreements;

           (iii) all Liabilities (other than Taxes based on, or measured by reference to, net income, and liabilities expressly retained by DHPI pursuant to this Agreement and/or the Ancillary Agreements), including any employee-related Liabilities and any Liabilities relating to environmental laws, rules and regulations of any jurisdiction ("Environmental Laws") (such Liabilities, "Environmental Liabilities"), relating to, arising out of or resulting from:

                (1) the operation of the RP Business, as conducted at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority);

               (2) the operation of any business conducted by any member of the RP Group at any time after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person's authority); or

                (3) any RP Asset(s) to the extent the Liability arises after the Distribution; or

                (4) any agreements or understandings, whether oral or written, relating to future business, equity participation, employment or similar arrangements with respect to Pro Golf, whether or not such agreements or understandings were entered into prior to, on or after the Distribution Date;

           (iv) any and all Contingent Liabilities primarily relating to the RP Business or expressly assumed by RP pursuant to this Agreement or any Ancillary Agreement; and

           (v) all other Liabilities of RP relating to, arising out of or resulting from RP's performance or obligations under any Ancillary Agreement or this Agreement.

     Notwithstanding the foregoing, the RP Liabilities shall not include the following Liabilities (the "Excluded Liabilities"): (i) Liabilities based upon or relating to the Distribution, except for those Liabilities set forth in Section 4.1(d) and Liabilities arising out of or attributable to actions or inaction of RP; (ii) Liabilities based upon or relating to Actions against employees of DHPI who become employees of RP as of or following the Separation, to the extent such Actions are based upon or relate to actions or conduct of such employees in their capacities as employees prior to October 18, 2000; (iii) any and all Contingent Liabilities not primarily relating to the RP Business or that are expressly assumed by RP pursuant to this Agreement or any Ancillary Agreement.

      2.4 TERMINATION OF AGREEMENTS. Except with respect to this Agreement and the Ancillary Agreements (and agreements expressly contemplated herein or therein to survive by their terms), RP and DHPI (on their own behalf and on behalf of the members of the RP Group and DHPI Group, respectively) hereby terminate, except to the extent the same are in writing and do not by their written terms terminate as a result of the Separation or Distribution, any and all written or oral agreements, arrangements, commitments or understandings, between or among them, effective as of the Distribution Date; and each party shall, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

      2.5 DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. (a) Each of DHPI (on behalf of itself and each member of the DHPI Group) and RP (on behalf of itself and each member of the RP Group) understands and agrees that, except as expressly set forth herein or in any Ancillary Agreement, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement, any Ancillary Agreement or otherwise, is representing or warranting in any way as to the assets, businesses or

Liabilities transferred or assumed as contemplated hereby or thereby, as to any consents or approvals required in connection therewith, as to the value or freedom from any Security Interests of, or any other matter concerning, any assets of such party, or as to the absence of any defenses or right of setoff or freedom from counterclaim with respect to any claim or other asset, including any accounts receivable, of any party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein or in any Ancillary Agreement, all such assets are being transferred on an "as is," "where is" basis and the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest.

     2.6  GOVERNMENTAL APPROVALS AND CONSENTS; DEFERRED TRANSFERS

           (a) To the extent that the Separation requires any Governmental Approvals or Consents, the parties will use commercially reasonable efforts to obtain any such Governmental Approvals and Consents.

           (b) If and to the extent that the valid, complete and perfected transfer or assignment (or novation of any government contract) to RP of any RP Assets would be a violation of applicable laws or require any Consent or Governmental Approval in connection with the Separation or the Distribution, then, unless DHPI shall otherwise determine, the transfer or assignment to or from the RP Group, as the case may be, of such RP Assets or non-RP Assets, respectively, shall be automatically deemed deferred and any such purported transfer or assignment shall be null and void until such time as all legal impediments are removed and/or each of such Consents or Governmental Approvals have been obtained. Notwithstanding the foregoing, such asset shall be deemed a RP Asset for purposes of determining whether any Liability is an RP Liability.

           (c) If the transfer or assignment of any assets intended to be transferred or assigned hereunder is not consummated prior to or at the Distribution Date, whether as a result of the provisions of Section 2.6(b) or for any other reason, then the Person retaining such asset shall thereafter hold such asset for the use and benefit, insofar as reasonably possible, of the Person entitled thereto (at the expense of the Person entitled thereto).

          (d) If and when the Consents and/or Governmental Approvals, or any other impediments to transfer, the absence of which caused the deferral of transfer of any asset pursuant to Section 2.6(b) or otherwise, are obtained or removed (as appropriate), the transfer of the applicable asset shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

           (e) The Person retaining an asset due to the deferral of the transfer of such asset shall take such actions with respect to such asset as may be reasonably requested by the Person entitled to the asset, provided that such person retaining an asset shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by the Person entitled to the asset, other than reasonable out-of-pocket expenses, attorneys' fees and recording or similar fees, all of which shall be promptly reimbursed by the Person entitled to such asset.

     2.7 ASSIGNMENT OF ASSUMED RP LIABILITIES.

           (a) Each of DHPI and RP, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, any consent, substitution, approval or amendment required to assign all obligations under agreements, leases, licenses and other obligations or Liabilities of any nature whatsoever that constitute RP Liabilities.

          (b) If DHPI or RP is unable to obtain, or to cause to be obtained, any such required consent, approval, substitution or amendment, the applicable member of the DHPI Group shall continue to be bound by such agreements, leases, licenses and other obligations and, unless not permitted by law or the terms thereof, RP shall, as agent or subcontractor for DHPI or such other Person, as the case may be, pay, perform and discharge fully all the obligations or other Liabilities of DHPI or such other Person, as the case may be, thereunder from and after the date hereof. DHPI shall, without further consideration, pay and remit, or cause to be paid or remitted, to RP promptly all money, rights and other consideration received by it or any member of the DHPI Group in respect of such performance (unless any such consideration is an Excluded Asset). If and when any such consent, approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable, DHPI shall thereafter assign, or cause to be assigned, all its rights, obligations and other Liabilities thereunder or any rights or obligations of any member of the DHPI Group to RP without payment of further consideration and RP shall, without the payment of any further consideration, assume such rights and obligations.

      2.8   DHPI  CONSIDERATION; In consideration of the transfer of  the  RP
Assets by DHPI to RP, and DHPI's other obligations pursuant hereto and pursuant to the Ancillary Agreements, in addition to the other consideration described herein (including, without limitation, RP's obligations pursuant hereto and pursuant to the Ancillary Agreements), RP shall issue, grant or transfer to DHPI, as appropriate, prior to the Distribution Date, (i) shares of RP Common Stock necessary to effect the Distribution.

                                  ARTICLE 3

                              THE DISTRIBUTION

     3.1  THE DISTRIBUTION.

          (a) Subject to Section 3.3 hereof, on or prior to the Distribution Date, DHPI will deliver to the distribution agent selected by DHPI (the "Agent"), for the benefit of and distribution to holders of record of DHPI Common Stock on the Record Date, stock certificates, endorsed by DHPI in blank, representing all of the outstanding shares of RP Common Stock then owned by DHPI or any member of the DHPI Group, and shall instruct the Agent to distribute on the Distribution Date the appropriate number of such shares of RP Common Stock to each such holder or designated transferee or transferees of such holder.

           (b) Subject to Section 3.4, each holder of DHPI Common Stock on the Record Date (or such holder's designated transferee or transferees) will be entitled to receive in the Distribution ten (10) shares of RP Common Stock.

          (c) RP and DHPI, as the case may be, will provide to the Agent all share certificates and any information required in order to complete the Distribution on the basis specified above.

     3.2  ACTIONS PRIOR TO THE DISTRIBUTION.

           (a) Concurrent with the Distribution, DHPI and RP shall prepare and mail to the holders of DHPI Common Stock, such information concerning RP, its business, operations and management, the Distribution and such other matters as DHPI shall reasonably determine and as may be required by law. RP will prepare, and RP will, to the extent required under applicable law, file with the Commission the Form 10SB and any such other documentation which DHPI determines are necessary or desirable to effectuate the Distribution and DHPI and RP shall each use its commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

           (b) DHPI and RP shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the United States (and any comparable laws under any foreign jurisdiction) in connection with the Distribution.

           (c) DHPI and RP shall take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.3 to be satisfied and to effect the Distribution on the Distribution Date.

          (d) RP shall prepare and file, and shall use its commercially reasonable efforts to have approved, an application for the inclusion of the RP Common Stock to be distributed in the Distribution on the Nasdaq National Market, or at a very minimum, the Over the Counter Bulletin Board within 18 months of the Distribution Date.

          (e)  DHPI and RP shall enter into all Ancillary Agreements.

           (f) DHPI and RP shall cooperate to change the name of any entity that is part of the RP Group or the RP Operating Assets so that the word "DHPI" or derivations thereof is not included in any such name.

      3.3 CONDITIONS TO DISTRIBUTION. DHPI and RP shall be obligated to consummate the Distribution no later than December 15, 2000 unless extended as the result of any Governmental Approvals, subject to the satisfaction, or waiver by the DHPI Board of Directors in its sole discretion, of the following conditions:

           (a) any material Governmental Approvals and Consents necessary to consummate the Distribution shall have been obtained and be in full force and effect;

           (b) no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect and no other event outside the control of DHPI shall have occurred or failed to occur that prevents the consummation of the Distribution;

           (c) the Board of Directors of DHPI shall have (i) authorized and approved the Distribution and not withdrawn such authorization and approval;

           (d) All Ancillary Agreements shall have been entered into by the respective parties thereto;

          (e) no other events or developments shall have occurred that, in the judgment of the Board of Directors of DHPI, would result in the Distribution having a material adverse effect on DHPI or on the stockholders of DHPI or not being in the best interest of DHPI and its stockholders.

     The foregoing conditions are for the sole benefit of DHPI and shall not give rise to or create any duty on the part of DHPI or the DHPI Board of Directors to waive or not waive any such condition.

      3.4 FRACTIONAL SHARES. DHPI and the Agent shall use their reasonable efforts to aggregate the shares of DHPI Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

                                  ARTICLE 4

                               INDEMNIFICATION

      4.1 INDEMNIFICATION BY RP. Except as provided in Section 4.3, RP shall indemnify, defend and hold harmless DHPI, each member of the DHPI Group and each of their respective directors and officers, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "DHPI Indemnitees"), from and against any and all Liabilities of the DHPI Indemnitees relating to, arising out of or resulting from any of the following items:

           (a) the failure of RP or any other member of the RP Group or any other Person to pay, perform or otherwise promptly discharge any RP Liabilities in accordance with their respective terms after the Distribution Date;

          (b)  any RP Liability;

           (c) any breach by RP of this Agreement or any of the Ancillary Agreements; and

           (d) any failure (or alleged failure) of RP to operate the RP Business as described in the "Business" section of the Form 10SB.

      4.2 INDEMNIFICATION BY DHPI. DHPI shall indemnify, defend and hold harmless RP, each member of the RP Group and each of their respective directors and officers, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "RP Indemnitees"), from and against any and all Liabilities of the RP Indemnitees relating to, arising out of or resulting from any of the following items:

           (a) the failure of DHPI or any other member of the DHPI Group or any other Person to pay, perform or otherwise promptly discharge any Liabilities of the DHPI Group other than the RP Liabilities after the Distribution Date; provided, however, this Section 4.2(a) shall not apply to any Liability arising out of or related to any agreement (such as an equipment supply agreement, vendor finance agreement or capital contribution agreement), other than an agreement specified in Section 4.2(d), between any member of the DHPI Group, on the one hand, and any member of the RP Group and any Person in which RP, directly or indirectly, holds an equity, debt or other financial interest, on the other hand; provided further, however, nothing in the immediately preceding proviso shall be construed as impairing the rights of the subject parties under any such agreement;

          (b) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10 except with respect to information described in Section 4.1(d) above;

            (c) any Liability of the DHPI Group, other than the RP Liabilities; and

           (d) any breach by DHPI of this Agreement or any of the Ancillary Agreements.

      4.3   INDEMNIFICATION OBLIGATIONS NET OF INSURANCE PROCEEDS  AND  OTHER
AMOUNTS.

          (a) The parties intend that any Liability subject to indemnification or reimbursement pursuant to this Article 4 or Article 5 will be net of Insurance Proceeds that actually reduce the amount of the Liability. Accordingly, the amount which any party (an "Indemnifying Party") is required to pay to any Person entitled to indemnification hereunder (an "Indemnitee") will be reduced by any Insurance Proceeds theretofore actually recovered by or on behalf of the Indemnitee in reduction of the related Liability. If an Indemnitee receives a payment (an "Indemnity Payment") required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds recovery had been received, realized or recovered before the Indemnity Payment was made.

           (b)   In  the  case  of  any Contingent Liability,  any  Insurance
Proceeds recovered by either party in respect of the Contingent Liability will be used to satisfy the Contingent Liability before the parties shall seek relief under this Article 4.

          (c) An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a "windfall" (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Notwithstanding the foregoing, each member of the DHPI Group and RP Group shall be required to use commercially reasonable efforts to collect or recover any available Insurance Proceeds.

     4.4  PROCEDURES FOR INDEMNIFICATION OF THIRD PARTY CLAIMS.

          (a) If an Indemnitee shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the DHPI Group or the RP Group of any claim or of the commencement by any such Person of any Action (collectively, a "Third Party Claim") with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to Section 4.1 or 4.2, or any other Section of this Agreement or any Ancillary Agreement, such Indemnitee shall give such Indemnifying Party and each party to this Agreement, written notice thereof within twenty (20) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. If any Person shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, such Person shall give each other party to this Agreement written notice thereof within 20 days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 4.4(a) shall not relieve the related Indemnifying Party of its obligations under this Article 4, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

          (b) An Indemnifying Party may elect to defend (and, unless the Indemnifying Party has specified any reservations or exceptions, to seek to settle or compromise), at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim; provided that if the defendants in any such claim include both the Indemnifying Party and one or more Indemnitees and in such Indemnitees' reasonable judgment a conflict of interest between such Indemnitees and such Indemnifying Party exists in respect of such claim, such Indemnitees shall have the right to employ separate counsel and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party. Within 30 days after the receipt of notice from an Indemnitee in accordance with Section 4.4(a) (or sooner, if the nature of such Third Party Claim so requires), the Indemnifying Party shall notify the Indemnitee of its election whether the Indemnifying Party will assume responsibility for defending such Third Party Claim, which election shall specify any reservations or exceptions. After notice from an Indemnifying Party to an Indemnitee of its election to assume the defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, but the fees and expenses of such counsel shall be the expense of such Indemnitee except as set forth in the next sentence. In the event that the Indemnifying Party has elected to assume the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions in such notice, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

          (c) If an Indemnifying Party elects not to assume responsibility for defending a Third Party Claim, or fails to notify an Indemnitee of its election as provided in Section 4.4(b), such Indemnitee may defend such Third Party Claim at the cost and expense (not including allocated costs of in-house counsel and other in-house personnel) of the Indemnifying Party.

          (d) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim without the consent of the Indemnifying Party.

          (e) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the consent of the Indemnitee if the effect thereof is to permit any injunction, declaratory judgment, other similar order or other similar nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

     4.5  ADDITIONAL MATTERS.

          (a) Any claim on account of a Liability which does not result from a Third Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements.

          (b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third Party

Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. Such Indemnitee shall cooperate with such
Indemnifying Party in a reasonable manner, and at the cost and expense (including allocated costs of in-house counsel and other personnel) of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

          (c) In the event of an Action in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the parties shall endeavor to substitute the Indemnifying Party for the named defendant, add the Indemnifying Party as a named defendant if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this section and subject to
Section 4.4 with respect to Contingent Liabilities, the Indemnifying Party shall fully indemnify the named defendant against all costs of defending the Action (including court costs, sanctions imposed by a court, attorneys' fees, experts' fees and all other external expenses, and the allocated costs of in-house counsel and other personnel), the costs of any judgment or settlement, and the cost of any interest or penalties relating to any judgment or settlement.

     4.6 SURVIVAL OF INDEMNITIES. The rights and obligations of each of DHPI and RP and their respective Indemnitees under this Article 4 shall survive the sale or other transfer by any party of any Assets or businesses or the assignment by it of any Liabilities.

                                  ARTICLE 5

            CERTAIN COVENANTS AND OTHER AGREEMENTS OF THE PARTIES

      5.1 RESTRICTION ON EMPLOYEE SOLICITATION OR HIRING. RP (on behalf of itself, its Affiliates and any Related Entity, if any, that is utilized to execute the business activities described in the section of the Form agrees that for a period of one (1) year following the date of the Distribution, it will not solicit or induce any employee of DHPI or any other member of the DHPI Group to terminate or breach an employment, contractual or other relationship with DHPI nor will RP (or its Affiliates) hire or otherwise employ any employee of DHPI or any other member of the DHPI Group or any individual that was employed by DHPI or any other member of the DHPI Group within the previous six months, unless such person has approached RP independently without solicitation by RP and RP first consults with DHPI and obtains DHPI's prior written approval. DHPI (on behalf of itself and its Affiliates) agrees that for a period of one (1) year following the date of the Distribution, it will not solicit or induce any employee of RP to terminate or breach an employment, contractual or other relationship with RP nor will DHPI (or its Affiliates) hire or otherwise employ any employee of RP or any member of the RP Group or any individual that was employed by RP or any member of the RP Group within the previous six months, unless such person has approached DHPI independently without solicitation by DHPI and DHPI first consults with RP and obtains RP's prior written approval.

     5.2 COMPETITION. Expect as may be set forth in this Agreement or any of the Ancillary Agreements, no member of either the DHPI Group or the RP Group shall have any duty to refrain from (i) engaging in the same or similar activities or lines of business as any member of the other Group, (ii) doing business with any potential or actual supplier or customer of any member of the other Group, (iii) engaging in, or refraining from, any other activities whatsoever relating to any of the potential or actual suppliers or customers of any member of the other Group, or (iv) acquiring a joint venture or equity interest in any operating company or any other entity in the United States or any other country, other than RP shall be specifically prevented from competing in any way which would violate the rights of DHPI pursuant to its existing claims of RP ownership.

     5.3 MANAGEMENT OF INTERESTS. RP covenants and agrees that following the Distribution Date it shall take an active management role in its RP Operating Assets and any other operating company in which it acquires a joint venture or equity interest, consistent with its own business needs and applicable laws, contractual arrangements and other requirements of RP.

     5.4 INVESTMENT COMPANY ACT. Following the Distribution Date, RP shall use commercially reasonable efforts, including without limitation by monitoring and adjusting the nature and extent of its Interests, to ensure that RP does not become or remain an "investment company" as defined in the Investment Company Act. Without limiting the foregoing, and notwithstanding the receipt by the DHPI Board of Directors of the Investment Company Opinion, as soon as practicable following the Distribution, RP shall use commercially reasonable efforts to obtain an exemptive order from the Commission finding and declaring RP to be engaged in a business other than investing, reinvesting, owning, holding or trading in securities, either directly, through majority-owned subsidiaries or through controlled companies conducting similar types of businesses.

                                  ARTICLE 6

                               CONFIDENTIALITY

6.1  CONFIDENTIALITY.

          (a) Subject to Section 6.2, each of DHPI and RP agrees to hold, and to cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence, with at least the same degree of care that applies to
DHPI's confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning the other that is either in its possession as of the Distribution Date or furnished by the other or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such Information has been (i) in the public domain through no fault of such party or any member of the DHPI Group or the RP Group, as applicable, or any of their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by such party (or any member of the DHPI Group or the RP Group, as applicable) which sources are not themselves bound by a confidentiality obligation), or (iii) independently generated without reference to any proprietary or confidential Information of the other party. For purposes of this Agreement, "Information" shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

          (b) Each party agrees not to release or disclose, or permit to be released or disclosed, any such Information to any other Person, except its directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of their obligations hereunder with respect to such Information), except in compliance with Section 6.2. Without limiting the foregoing, when any Information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each party will promptly after request of the other party either return to the other party all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other party that it has destroyed such Information (and such copies thereof and such notes, extracts or summaries based thereon).

     6.2 PROTECTIVE ARRANGEMENTS. In the event that either party or any other respective member of the DHPI Group or the RP Group, as applicable, either (i) determines on the advice of its counsel that it is required to disclose any Information pursuant to applicable law or (ii) receives any demand under lawful process or from any Governmental Authority to disclose or provide Information of the other party (or any other member of the DHPI Group or the RP Group, as applicable) that is subject to the confidentiality provisions hereof, such party shall notify the other party prior to disclosing or providing such Information and shall cooperate at the expense of the requesting party in seeking any reasonable protective arrangements requested by such other party. Subject to the foregoing, the Person that received such request may thereafter disclose or provide Information to the extent required by such law (as so advised by counsel) or by lawful process or such Governmental Authority.

                                  ARTICLE 7

                     ACCESS TO INFORMATION AND SERVICES

     7.1  PROVISION OF CORPORATE RECORDS.

          (a)    Except  as  may  otherwise  be  provided  in  any  Ancillary
Agreement, DHPI shall arrange as soon as practicable following the Distribution Date for the transportation (at RP's cost) to RP of the books and records relating exclusively to the RP Business (the "RP Books and Records") in its possession, except to the extent such items are already in the possession of RP or a RP Subsidiary. The RP Books and Records shall be the property of RP, but shall be available to DHPI for review and duplication until DHPI shall notify RP in writing that such records are no longer of use to DHPI.

          (b) Except as otherwise provided in any Ancillary Agreement, RP shall arrange as soon as practicable following the Distribution Date for the transportation (at DHPI's cost) to DHPI of the books and records relating exclusively to the DHPI Business (the "DHPI Books and Records") in its possession, except to the extent such items are already in the possession of DHPI. The DHPI Books and Records shall be the property of DHPI, but shall be available to RP for review and duplication (except that DHPI shall have the right to withhold DHPI Books and Records to the extent DHPI reasonably determines such DHPI Books and Records do not relate in any material way to the RP Business) until RP shall notify DHPI in writing that such records are no longer of use to RP.

          (c) With respect to books and records that relate to both the RP Business and the DHPI Business ("Combined Books and Records"), (i) the parties shall use good faith efforts to divide such Combined Books and Records into RP Books and Records and DHPI Books and Records, as appropriate, and (ii) to the extent such Combined Books and Records are not so divided, the parties shall each keep and maintain copies of such Combined Books and Records as reasonably appropriate under the circumstances, subject to applicable confidentiality provisions hereof and of any Ancillary Agreement.

     7.2 ACCESS TO INFORMATION. Except as otherwise provided in an Ancillary Agreement, from and after the Distribution Date, DHPI shall afford to RP and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information relating to pre-Distribution operations of the RP Business (collectively, "Operations Data") within DHPI's possession insofar as such access is reasonably required by RP for the conduct of the RP Business, subject to appropriate restrictions for classified or Privileged Information. Similarly, except as otherwise provided in an Ancillary Agreement, RP shall afford to DHPI and its authorized accountants, counsel and other designated representatives reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to Operations Data within RP's possession, insofar as such access is reasonably required by DHPI for the conduct of the DHPI Business, subject to appropriate restrictions for classified or Privileged Information. Operations Data may be requested under this Article 8 for the legitimate business purposes of either party, including, without limitation, audit, accounting, claims (including claims for indemnification hereunder), litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing under this Agreement and the transactions contemplated hereby.

     7.3 PRODUCTION OF WITNESSES. At all times from and after the Distribution Date, each of RP and DHPI shall use reasonable efforts to make available to the other, upon written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any Action.

     7.4 REIMBURSEMENT. Except to the extent otherwise contemplated in any Ancillary Agreement, a party providing Operations Data or witness services to the other party under this Article 8 shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments of such amounts, relating to supplies, disbursements and other out-of-pocket expenses (at cost) and direct and indirect expenses of employees who are witnesses or otherwise furnish assistance (at cost), as may be reasonably incurred in providing such Operations Data or witness services.

     7.5 RETENTION OF RECORDS. Except as otherwise required by law or agreed to in an Ancillary Agreement or otherwise in writing, each of DHPI and RP may destroy or otherwise dispose of any of the Operations Data, which is material Operations Data and is not contained in other Operations Data retained by DHPI or RP, as the case may be, at any time after the tenth anniversary of this Agreement, provided that, prior to such destruction or disposal, (a) it shall provide no less than 90 or more than 120 days prior written notice to the other, specifying in reasonable detail the Operations Data proposed to be destroyed or disposed of and (b) if a recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the Operations Data proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the Operations Data as was requested at the expense of the party requesting such Operations Data.

     7.6 PRIVILEGED MATTERS. To allocate the interests of each party with respect to Privileged Information, the parties agree as follows:

          (a)   DHPI  shall  be  entitled,  in  perpetuity,  to  control  the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the DHPI Business, whether or not the Privileged Information is in the possession of or under the control of DHPI or RP. DHPI shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information that relates solely to the subject matter of any claims constituting Liabilities of the DHPI Group, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by DHPI, whether or not the Privileged Information is in the possession of or under the control of DHPI or RP.

          (b) RP shall be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the RP Business, whether or not the Privileged Information is in the possession of or under the control of DHPI or RP. RP shall also be entitled, in perpetuity, to control the assertion or waiver of all Privileges in connection with Privileged Information which relates solely to the subject matter of any claims constituting RP Liabilities, now pending or which may be asserted in the future, in any lawsuits or other Actions initiated against or by RP, whether or not the Privileged Information is in the possession of RP or under the control of DHPI or RP.

          (c) DHPI and RP agree that they shall have a shared Privilege, with equal right to assert or waive, subject to the restrictions of this

Section 7.6, with respect to all Privileges not allocated pursuant to the terms of Sections 7.6(a) and (b). All Privileges relating to any claims, proceedings, litigation, disputes or other matters which involve both DHPI and RP in respect of which DHPI and RP retain any responsibility or liability under this Agreement shall be subject to a shared Privilege.

           (d) No party may waive any Privilege which could be asserted under any applicable law, and in which the other party has a shared Privilege, without the consent of the other party, except to the extent reasonably required in connection with any litigation with third parties or as provided in Section 7.6(e) below. Such consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

          (e) In the event of any litigation or dispute between a member of the DHPI Group and a member of the RP Group, either party may waive a Privilege in which the other party has a shared Privilege, without obtaining the consent of the other party, provided that such waiver of a shared Privilege shall be effective only as to the use of information with respect to the litigation or dispute between the DHPI Group and the RP Group, and shall not operate as a waiver of the shared Privilege with respect to third-parties.

          (f) If a dispute arises between the parties regarding whether a Privilege should be waived to protect or advance the interest of either party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other party, and shall not unreasonably withhold consent to any request for waiver by the other party. Each party specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

          (g) Upon receipt by any party of any subpoena, discovery or other request which arguably calls for the production or disclosure of information subject to a shared Privilege or as to which the other party has the sole right hereunder to assert a Privilege, or if any party obtains knowledge that any of its current or former directors, officers, agents or employees has received any subpoena, discovery or other request which arguably calls for the production or disclosure of such Privileged Information, such party shall promptly notify the other party of the existence of the request and shall provide the other party a reasonable opportunity to review the information and to assert any rights it may have under this Section 7.6 or otherwise to prevent the production or disclosure of such Privileged Information.

          (h) The transfer of the RP Books and Records and the DHPI Books and Records and other Information between the DHPI Group and the RP Group is made in reliance on the agreement of DHPI and RP, as set forth in Sections
7.5 and 7.6 and elsewhere in this Agreement, to maintain the confidentiality of Privileged Information and to assert and maintain applicable Privileges. The access to information being granted pursuant to Sections 7.1 and 7.2, the agreement to provide witnesses and individuals pursuant to Section 7.3 and the transfer of Privileged Information between the DHPI Group and the RP Group pursuant to this Agreement shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

                                  ARTICLE 8

                                  INSURANCE

     8.1 POLICIES AND RIGHTS INCLUDED WITHIN THE RP ASSETS. Without limiting the generality of the definition of the RP Assets, the RP Assets shall include (a) any and all rights of an insured party under each of the Shared Policies, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred on or prior to the Distribution Date by any party in or in connection with the conduct of the RP Business (provided DHPI shall have equal rights with respect to indemnity and the right to be defended to the extent practical and appropriate) or, to the extent any claim is made against RP or any of its Subsidiaries, the DHPI Business, and which injuries, losses, liabilities, damages and expenses may arise out of insured or insurable occurrences or events under one or more of the Shared Policies provided, however, that nothing in this Section 8.1 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to RP; and
(b) the RP Policies.

     8.2 POST-DISTRIBUTION DATE CLAIMS. If, subsequent to the Distribution Date, any Person shall assert a claim against RP or any RP Subsidiary with respect to any injury, loss, liability, damage or expense incurred or claimed to have been incurred on or prior to the Distribution Date in or in connection with the Distribution or the conduct of the RP Business or, to the extent any claim is made against RP or any of its Subsidiaries, the DHPI Business, and which injury, loss, liability, damage or expense may arise out of insured or insurable occurrences or events under one or more of the Shared Policies, DHPI shall at the time such claim is asserted (except to the extent inconsistent with Section 8.1) be deemed to assign, without need of further documentation, to RP any and all rights of an insured party under the applicable Shared Policy with respect to such asserted claim, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, provided, however, that nothing in this Section 8.2 shall be deemed to constitute (or to reflect) the assignment of the Shared Policies, or any of them, to RP.

                                  ARTICLE 9

                       ARBITRATION; DISPUTE RESOLUTION

     9.1 DISPUTES. DHPI and RP recognize that disputes as to certain matters may from time to time arise during the effectiveness of this Agreement and/or the Ancillary Agreements (collectively with this Agreement, the "RP
Agreements") which relate to either party's rights and/or obligations hereunder or thereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under any of the RP Agreements in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the parties agree to follow the procedures set forth in this Article 9 if and when a dispute arises under any of the RP Agreements. In the event of a dispute between the parties, any party may, by written notice to the other, have such dispute referred to their respective chief executive officers for attempted resolution by good faith negotiations within fourteen (14) days after such notice is received. In the event the chief executive officers are not able to resolve such dispute, either party may at any time after the fourteen (14) day period seek to resolve the dispute through the other means provided in Section 9.2.

     9.2 ALTERNATIVE DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to any of the RP Agreements, including, without limitation, disputes relating to alleged breach or to termination of any of such agreements, shall be settled by binding Alternative Dispute Resolution
("ADR")  in the manner described below.       If a party intends to begin  an
ADR to resolve a dispute, such party shall provide written notice (the "ADR Request") to the other party informing such other party of such intention and the issues to be resolved. Within fifteen (15) business days after receipt of the ADR Request, the other party may, by written notice to counsel for the party initiating ADR, add additional issues to be resolved.

     9.3 ARBITRATION PROCEDURE. The ADR shall be conducted pursuant to the Commercial Arbitration Rules of the American Arbitration Association for Large, Complex Cases then in effect. Notwithstanding those rules, the following provisions shall apply to the ADR hereunder.

          (a) ARBITRATOR. The arbitration shall be carried out by a single arbitrator, who shall be a retired United States judge or justice or magistrate and shall be selected by the parties within thirty (30) days of receipt of the ADR request in accordance with the procedure described below.
               (i) The parties shall select an arbitrator as described in subsection (ii) below, which arbitrator may but need not be selected from a list of arbitrators such as the CPR Panel of Distinguished Neutrals of the Center for Public Resources, subject to: (1) his/her availability and willingness to serve, (2) his/her availability to commence the arbitration within a reasonable period of time, (3) his/her agreement to charge fees and expenses that are reasonable under the circumstances, and (4) his/her commitment to render his/her award within the time periods provided in this
Article 9.

               (ii) Each party will exchange a list of ten (10) qualified arbitrators and in the event that both parties agree to a single common name that person shall be the arbitrator. In submitting the ten names, each party shall prioritize from one to ten the persons on their respective lists. In the event that there is more than one common name on the parties' lists, the person having the lowest combined priority number shall be the selected arbitrator. The combined priority number shall be the sum of the order numbers assigned to that person by the parties. Thus, if one person was RP's number two priority and DHPI's number three priority, and another person was RP's number two priority and DHPI's number four priority, the former would be appointed. If more than one person has the lowest combined priority number, the person for whom there is less difference between the order numbers assigned by the parties shall be appointed. Thus, if one person was RP's number one priority and DHPI's number four priority, and another person was RP's number two priority and DHPI's number three priority, the latter person would be appointed. If this method does not produce a sole arbitrator or if there are no common names, the parties shall alternatively strike from the combined list until one name remains, which shall be the selected arbitrator. The party to strike first shall be determined by the toss of a coin.

               (iii) In the event the arbitrator is unable to meet the requirements set forth in subsection (a) above, then, in the event the first selected arbitrator was common to both lists and there was more than one common name on the parties' lists, the arbitrator having the next lowest combined priority number who is able and willing to serve pursuant to these requirements shall be selected. If there is no such individual, then the parties shall use the alternate strike method set forth above. In the event an arbitrator selected by the alternate strike methodology is unable or unwilling to serve consistent with the requirements set forth above, then the alternate striking procedure shall be retraced in reverse order until an arbitrator is selected.

     The arbitrator shall be neutral, disinterested, impartial, and independent of the parties and others having any known interest in the outcome, and shall abide by the AAA/ABA Code of Ethics for Arbitrators in Commercial Disputes. There shall be no ex parte communications with the arbitrator either before or during the arbitration, relating to the dispute or issues involved in the dispute or the arbitrator's views on any such issue.

          (b) INTERIM REVIEW. Either party may apply to any court having jurisdiction hereof and seek preliminary injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

          (c) LOCATION. Any arbitration under Section 9.2 shall be conducted in San Diego, California.

          (d) DISCOVERY PROCEEDINGS AND HEARINGS. The parties shall have the right to undertake such limited discovery as is expressly authorized by the arbitrator upon a determination that such discovery is reasonably necessary to enable the requesting party to prepare and present its claims and/or defenses at the hearing. Discovery shall be conducted pursuant to Rules 26-37 of the Federal Rules of Civil Procedure (with references to "court" in those Rules being considered references to the "arbitrator") except as they may be modified by the arbitrator. In addition:

               (i) The arbitrator will determine the specific location within the State of Nevada and the date and time of the arbitration hearing, which will commence no later than ninety (90) days after the date of the appointment of the arbitrator. The arbitrator will provide reasonable notice of the hearing date and time.

               (ii) The arbitrator will ordinarily conduct the arbitration hearing in the manner set forth in this Section 9.3 except that the Federal Rules of Evidence shall apply. The arbitrator shall render its decision in writing. If the AAA rules and the rules of this subsection (d) conflict in any manner, the rules of this subsection (d) shall prevail. The arbitrator must hold an oral hearing, but may impose reasonable time limits on each phase of the proceeding and may limit testimony to exclude evidence that would be immaterial or unduly repetitive, provided that all parties are afforded the opportunity to present material and relevant evidence and that each party is given at least an approximately equal amount of time for presentation of its case.

               (iii) The arbitrator will require witnesses to testify under oath if requested by any party.

               (iv) Any party desiring a stenographic record may secure a court reporter to attend the proceedings.

               (v) The arbitrator will determine the order of proof, which will generally be similar to that of a court trial, including opening and closing statements.

               (vi) When the arbitrator determines that all relevant and material evidence and arguments have been presented, the arbitrator will declare the hearing closed. The arbitrator may defer the closing of the hearing for up to ten (10) days to permit the parties to submit post-hearing briefs and or to make closing arguments, as the arbitrator deems appropriate, before rendering an award.

               (vii) The arbitrator will render the award and its decisions within thirty (30) days after the date of the closing of the hearing or, if an arbitration hearing has been waived, within thirty (30) days after the date of the arbitrator's receiving all materials specified by the parties. The decision and award of the arbitrator will constitute the arbitration award and will be binding on the parties.

               (viii) The arbitrator shall, in rendering its decision and award, apply the substantive law of the State of Nevada, without regard to its conflict of laws provisions, except that the interpretation of and enforcement of this Article shall be governed by the Federal Arbitration Act. The costs of the winning party and its reasonable attorneys fees shall be paid by the losing party which shall be designated by the arbitrator. If the arbitrator is unable to designate a losing party, it shall so state and each party shall bear its own costs and attorneys fees.

          (e) AWARD. The arbitrator is empowered to award any remedy allowed by law, including money damages, prejudgment interest and attorneys' fees, and to grant final, complete, interim, or interlocutory relief, including injunctive relief. Notwithstanding the foregoing, punitive or multiple damages may not be awarded. Judgment upon any arbitration award hereunder may be entered and enforced in any court having jurisdiction thereof.

          (f) ARBITRATION FEES. The fees of the arbitrator shall be split equally between the parties.

     9.4 CONFIDENTIALITY. The ADR proceeding shall be confidential and the arbitrator shall issue appropriate protective orders to safeguard each party's confidential Information. Except as required by law, no party shall make (or instruct the arbitrator to make) any public announcement with respect to the proceedings or decision of the arbitrator without prior written consent of each other party. The existence of any dispute submitted to ADR, and the award, shall be kept in confidence by the parties and the arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

                                 ARTICLE 10

                             FURTHER ASSURANCES

     10.1 FURTHER ASSURANCES.

          (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its commercially reasonable efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

          (b) Without limiting the foregoing, prior to, on and after the Distribution Date, each party hereto shall cooperate with the other parties, and without any further consideration, but at the expense of the requesting party, to execute and deliver, or use its commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such party may reasonably be requested to take by any other party hereto from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the RP Assets and the assignment and assumption of the RP Liabilities and the other transactions contemplated hereby and thereby

          (c) DHPI and RP, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against any of the others for any Liabilities or other claims relating to or arising out of: (i) the failure of RP or any member of the RP Group, on the one hand, or of DHPI or any member of the DHPI Group, on the other hand, to provide any notification or disclosure required under any state Environmental Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of any other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such state Environmental Law by the applicable transferor. To the extent any Liability to any Governmental Authority or any third Person arises out of any action or inaction described in clause (i) or (ii) above, the transferee of the applicable Asset hereby assumes and agrees to pay any such Liability.

                                 ARTICLE 11

                                 TERMINATION

     11.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated at any time prior to the Distribution Date by the mutual consent of DHPI and RP and upon such termination neither party shall have any Liability or further obligation to the other party. The previsions hereof shall remain in full force and effect and shall survive the Distribution Date, including without limitation the indemnification provisions set forth in Article 4, and the covenants and other agreements of the parties set forth in Article 5, except to the extent otherwise agreed by the parties in writing.

                                 ARTICLE 12

                                MISCELLANEOUS

     12.1 COUNTERPARTS; ENTIRE AGREEMENT.

          (a) This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

          (b) This Agreement, and the Ancillary Agreements and the exhibits, schedules and appendices hereto and thereto contain the entire agreement between the parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the parties other than those set forth or referred to herein or therein.

     12.2 GOVERNING LAW. This Agreement, except as expressly provided herein, and, unless expressly provided therein, each Ancillary Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of Nevada, irrespective of the choice of laws principles of the State of Nevada as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

     12.3 ASSIGNABILITY. Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the parties hereto and thereto, respectively, and their respective successors and assigns; provided, however, that no party hereto or thereto may assign its respective rights or delegate its respective obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other parties hereto or thereto.

     12.4 THIRD PARTY BENEFICIARIES. Except for the indemnification rights under this Agreement of any DHPI Indemnitee or RP Indemnitee in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

     12.5 NOTICES. All notices or other communications under this Agreement or any Ancillary Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person or (b) deposited in the United States mail or private express mail, postage prepaid, addressed as follows:

If to DHPI, to:     DESERT HEALTH PRODUCTS, INC.
                    8221 East Evans Road
                    Scottsdale, Arizona
                    Attn: President

If to RP, to:       ROYAL PHOENIX
                    1601 E. Flamingo Rd. Suite 18A
                    Las Vegas, Nevada 89119
                    Attn: President

                    With a copy to General Counsel at the same address.

      Either party may, by notice to the other party, change the address to which such notices are to be given.

     12.6 SEVERABILITY. If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby or thereby, as the case may be, is not affected in any manner adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

     12.7 PUBLICITY. Prior to the Distribution, each of RP and DHPI shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Distribution or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority with respect thereto.

     12.8 EXPENSES. Except as expressly set forth in this Agreement or in any Ancillary Agreement, whether or not the Distribution is consummated, all third party fees, costs and expenses paid or incurred in connection with the Distribution will be paid by DHPI.

     12.9 HEADINGS. The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

     12.10 SURVIVAL OF COVENANTS. Except as expressly set forth in any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein, shall survive each of the Separation and the Distribution.

     12.11 WAIVERS OF DEFAULT. Waiver by any party of any default by the other party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party.

     12.12 SPECIFIC PERFORMANCE. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the party or parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

     12.13     AMENDMENTS.

          (a) This Agreement and all Ancillary Agreements except to the extent as may otherwise be set forth therein, may be amended by the written agreement of DHPI and RP. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

          (b) Without limiting the foregoing, the parties anticipate that, prior to the Distribution Date, some or all of the Schedules to this Agreement may be amended or supplemented and, in such event, such amended or supplemented Schedules shall be attached hereto in lieu of the original Schedules.

     12.14 INTERPRETATION. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the schedules, exhibits and appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement). Article, Section, Exhibit, Schedule and Appendix references are to the Articles, Sections, Exhibits, Schedules and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified. The word "including" and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified. The word "or" shall not be exclusive.

     12.15      LEGAL  COUNSEL. DHPI has utilized the services of  Donald  J.
Stoecklein as legal counsel to DHPI and RP in connection with the Distribution, the preparation of this Agreement and the other RP Agreements and the transactions contemplated hereby and thereby Mr. Stoecklein has not been engaged to protect or represent the independent interests of DHPI with respect to the preparation of this Agreement, any other Agreement or the transactions contemplated hereby or thereby. DHPI and RP have carefully considered the foregoing and hereby acknowledges that Mr. Stoecklein represent RP; and that such legal fees shall be borne by RP. DHPI and RP further:

          (a) acknowledges that actual or potential conflicts of interest exist between DHPI and RP, that their interests will not be represented by legal counsel unless DHPI and RP engages counsel on its own behalf, and that they have been afforded the opportunity to engage and seek the advice of its own legal counsel before entering into this Agreement; and (b) agrees that, in the event of any disputes between RP and DHPI, Mr. Stoecklein will not represent DHPI or RP.

     IN  WITNESS  WHEREOF,  the  parties  have  caused  this  Separation  and
Distribution   Agreement   to   be  executed   by   their   duly   authorized
representatives.

                              DESERT HEALTH PRODUCTS, INC.:

                              By:

                              Name:

                              Title:

                              ROYAL PHOENIX:

                              By:

                              Name:

                              Title:

                                  EXHIBIT A
                                   Assets

The assets being transferred as a result of this Separation and Distribution Agreement consist of the Name "Royal Phoenix" and the rights and privileges as set forth in the License, Manufacture, and Distribution Agreement.

                                  EXHIBIT B
                                 Liabilities

There exist no liabilities in Royal Phoenix.